INTERNAL HYDRO INTERNATIONAL, INC.

AGREEMENT
FOR LICENSING, JOINT VENTURE AGREEMENT, AND MANUFACTURING AGREEMENT

The following represents a Agreement between Internal Hydro International, a publicly traded Florida corporation, (IHDR), and Anthony Pecoraro, through the private Florida Corporation, Regent Machine Products, LLC, that seeks to bind the parties to a comprehensive joint venture agreement and technology sharing agreement with the following goals, terms and conditions to be finalized in a final agreement executed upon successful completion and testing of the prototype otherwise known for purposes of this agreement as the Energy Commander V or Hydrocam system.

Whereas Regent has developed a technology which, based upon earlier work done on behalf of IHDR, is a modification, and improvement upon the Energy Commander technology; which can further be described as a positive displacement water driven rotary cylinder engine.

Whereas IHDR is a publicly traded Florida corporation engaged in the development, manufacture, marketing, operations, administration and sales of renewable, alternative energy with access to other renewable energy and ecologically friendly technologies and

Whereas IHDR desires and is capable to manage the purchase, contracting, and oversight of certain of the technology above, or has the ability to acquire such expertise under it’s control, and

Whereas IHDR has materially assisted Regent with the inspiration, and endeavor of the above technology,

Whereas IHDR seeks all exclusive rights for the above technology, on a global scale, for all of the above services, and seeks to have a strategic partnership with Regent,

The parties desire to be bound, in principle, to the following intended obligations:

1. IHDR shall deliver Regent, or their designee(s) the sum of seven million four hundred thousand (7,400,000) shares of IHDR stock upon promise of delivery of a useable plan or unit which will result in a final production value positive displacement energy source unit. Such purchase shall include the current 12 cylinder, 1 inch cylinder prototype as IHDR property. An additional amount of two hundred fifty thousand (250,000) shares of IHDR stock, upon the fielding of the first ten production units of such related energy units. Such shares as issued in from the first traunche shall exist under the voting power of Regent Machine Products management for the period of the deployment of the first ten units. Upon the deployment of the first ten units as encompassed below, the share voting power shall be transferred to Anthony Pecoraro.

2. As tangential payment IHDR shall cause to be delivered to Regent, their designee(s) a sum of IHDR S-8 stock equal to one hundred thousand (100,000) shares.

3. IHDR shall pay to Regent the sum of $150,000.00 over a period of eighteen (18) months, with said payments to commence within 30 days of execution of said agreement.

4. IHDR, shall, within its abilities, provide all engineering, marketing, and resources for the commercial production, sale, lease, or other matter of domestic or global marketing of the above described energy unit. IHDR also desires to employ Pecoraro on a weekly full or part time basis for production, manufacturing, application study, and further product development of such technologies. Said compensation shall be at a rate of $1,500.00 per week. Additionally, $60,000 per year bonus on a guaranteed basis after the production of the first 100 power units.

5. IHDR shall, within its abilities, provide the patenting work for the energy unit described herein. IHDR shall hold the rights to such patent on a world-wide basis, while the patent shall be issued in the inventors name, Anthony Pecoraro, it shall be assigned to IHDR for worldwide use in all uses.

6. Regent, or its designee(s) shall receive a five percent (5%) net royalty from any and all revenue sources produced from such energy units under this agreement up to one hundred million dollars ($100,000,000.00).

7. Regent shall provide a working prototype, drawings, material plans, and expertise necessary for IHDR to go forward with the above described plan. Such expertise shall include use of the current prototype by IHDR manufacturing partners, including in Italy, for production of the unit. Regent, and Pecoraro in particular agrees that he will commit to travel to Italy or other location, on full employment and expenses of IHDR during such period of time, with bonus money. Said commitment shall be with the current or most current plans, and prototype produced by Regent, within 30 days of request by IHDR.

8. IHDR shall compensate James A. Thomas for his support of this project, including cash payment or share distribution commensurate with such support. Such compensation shall include, 2,500,000 shares upon the production of said first ten units.

9. Regent shall grant IHDR the exclusive right to market, sell, manufacture the new low impact hydro energy process as defined in this contract, to lease or otherwise use in whatever manner is within its business plan, said energy unit.

10. IHDR shall gain rights on basis of first refusal, or as part of fulfilling said agreement terms from four other inventions of Pecoraro, to include the Hydrovein, Hydropropulsor, Hydroreciprocating, and thermalmat, which shall be the property of Pecoraro, except as negotiated by the parties.

Assignment: This agreement will survive to any successors or assigns of any party to it and shall be binding upon such successors and assigns unless relieved of such obligation in writing by the other parties.

Attorney’s Fees, Venue and Choice of Laws:

In the event of the failure of the transaction contemplated by this Agreement, each party shall bear its own attorney-s fees and costs. In the event that Regent shall fail to perform under this agreement, IHDR shall be entitled to retain the initial stock issuance and contract provided funds as liquidated damages. Venue for any such action shall lay in the Circuit Court, Thirteenth Judicial Circuit in Hillsborough County, Florida. In the event of breach of such agreement by either party, the prevailing party shall be entitled to costs and attorneys fees. The applicable law shall be applicable Florida Law.

Noncontravention. The execution of this Agreement by Regent and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, contract or other instrument or any judgment, order, or decree to which Triton is a party or by which it is bound except as set forth below, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of Triton.

Noncircumvention. Regent agrees that it shall not negotiate with, or enter into any agreement of any kind for the product described herein, except under the direction or permission or, or by IHDR.

Performance by IHDR. IHDR shall have a period of one year (1) to begin substantial performance of the marketing, sale, and production capacity of this product defined under this agreement.

Lack of Litigation. There are no suits, regulatory actions, investigations or proceedings at law or in equity, pending or threatened against or affecting Regent’s operation or ability of it’s technology systems to be built or operated as set forth in this agreement.

Laws and Regulations. IHDR and Regent represent that they have, or will, comply with all laws, rules, regulations and ordinances relating to or affecting the conduct of its operations and technology, and that it has or has the ability to possess or procure appropriate licenses and permits required for the operation of the possesses and holds all licenses and permits required in its business by federal, state or local authorities. Regent has the obligation under this Agreement to obtain all appropriate and necessary licensing, permits and other regulatory actions to make such plants fully functional and operational on a reasonable basis.

Intellectual Property. Regent hereby affirms to IHDR, and IHDR hereby affirms to Regent that each party holds all intellectual rights and appropriate patents to the their technologies, or the rights to use under appropriate agreements, or will receive such rights in a reasonable fashion, and recognizes the derivative nature of such technology. Both parties further assure and guarantee to the other that they will take all actions necessary to keep, protect and defend such intellectual property rights, including further patents, and prosecution of any infringement upon its intellectual rights.

Assistance With Sales of Byproducts: Regent takes the affirmative duty to provide to IHDR all leads and assistance with sales of all by products produced or provided under this Agreement which IHDR shall have at its access.

Limitation of Liability .

NEITHER PARTY NOR ANY OF ITS INDEMNIFIED PERSONS SHALL BE LIABLE TO THE OTHER PARTY OR ITS INDEMNIFIED PERSONS FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR LOSSES OR DAMAGES FOR LOST REVENUE OR LOST PROFITS, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT. Such Limitations of liability shall be included in all AGREEMENTS, WHICH Triton or ihdr enters into involving the system.

Regent hereby agrees to indemnify, defend and hold harmless IHDR, its affiliates and all officers, directors, employees and agents thereof from all liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including without limitation attorneys' fees, expenses and settlement costs) (collectively, "Damages") arising out of or related to any use or operation of any Product to Customer, which was not completed in accord with IHDR’s published, established provisions, guidelines and procedures as supplied appropriately and accurately by IHDR.

Regent hereby agrees to indemnify, defend and hold harmless IHDR, its affiliates and all officers, directors, employees and agents thereof from all damages arising out of: (i) Regent's breach of this Agreement; (ii) Regent's failure to comply with relevant laws and regulations; and (iii) Regent's reselling of the Products infringing on the intellectual property rights of third parties or constituting a misappropriation of any third party's trade secrets; provided, however, that Regent shall notify IHDR of any such information immediately.

Regent's liability arising out of the manufacture, sale or supplying of the products or their use or disposition, whether based upon warranty, contract, tort or otherwise, shall not exceed the actual purchase price paid by Regent for the products if such use is within reasonable standards.

In no event shall IHDR be liable to Regent or any other person, client, or entity for special, incidental or consequential damages (including, but not limited to, loss of profits, loss of data or loss of use damages) arising out of the manufacture, sale or supplying of the products, even if IHDR has been advised of the possibility of such damages or losses. All such disclaimers herein, shall be part of all contracts executed by Triton with all contractors.

FORCE MAJEURE

Either party's performance under this agreement is subject to acts of God, war (declared or undeclared), government regulation, terrorism, disaster, strikes, civil disorder, curtailment of transportation facilities, or similar occurrence beyond the party's control, making it impossible, illegal, or commercially impracticable for one or both parties to perform its obligations under this agreement, in whole or in part. Either party may terminate this agreement without liability for any one or more of such reasons upon written notice to the other party within ninety (90) days of such occurrence or receipt of notice of any of the above occurrences.

Termination

This agreement may be terminated upon a reasonable condition basis as generally accepted for performance and all other conditions of the Uniform Commercial Code. All other termination shall occur with all parties agreeing to best efforts conciliation before termination. Termination notice must be given with 90 days notice to the other party in writing, certified delivery.

Notices. All notices shall be provided by U.S. Mail certified mailing, or by other commercially trackable and verified delivery to the following addresses:

For Regent to:
4211 W. Morrison Ave.
Tampa, FL 33629

For IHDR to:
607A W. Martin Luther King Blvd. __
Tampa, FL 33603

14. Full Disclosure. Neither this Agreement nor any other instrument furnished to IHDR by or on behalf of Regent contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, IHDR’s financial condition, liabilities, business, ability to perform or assets that have not been disclosed herein or in any other instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof, which for all purposes of this Agreement shall be the date first written above.

No corporation, or other business association shall be construed as being created by this joint venture.

WITNESSED THIS 12th DAY OF OCTOBER, 2005

Regent:       IHDR:

/s/ Mary Pecoraro	/s/ Craig A. Huffman

By: Mary Pecoraro Title: President	By: Craig A. Huffman Title: Acting CEO More Title

/s/ Anthony Pecoraro

By: Anthony Pecoraro Title: President